EXHIBIT 99.1
News
For Immediate Release	Contact
August 4, 2016	Paul J. Donnelly
(212) 878-1840

MINERALS TECHNOLOGIES REPORTS SECOND QUARTER EARNINGS
 OF $0.60 PER SHARE, OR $1.20 PER SHARE,  EXCLUDING SPECIAL ITEMS ASSOCIATED WITH THE RESTRUCTURING OF ENERGY SERVICES
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Highlights:

•	Strong Operating Margins
•	Specialty Minerals Segment Reports Record Operating Income
•	EcoPartnership Established in China with Sun Paper and Tsinghua University
•	Two New Commercial Agreements for Fulfill® PCC High-Filler Products
•	Standard & Poor's Upgrades Corporate Credit Rating
•	$50 Million Debt Reduction in the Second Quarter

NEW YORK, August 4—Minerals Technologies Inc. (NYSE: MTX) today reported second quarter diluted earnings of $1.20 per share, excluding special items. Reported earnings were $0.60 per share.

"The company's second quarter financial performance was solid," said chairman and chief executive officer Joseph C. Muscari. "Our operating margin increased, the minerals-based businesses remain on a strong track, and we further restructured the Energy Services segment by completing our exit from the U.S onshore service lines. In addition, our efforts to penetrate the environmental markets in China gained momentum through new government marketing initiatives there."

Worldwide net sales in the second quarter were $427.0 million compared with $463.4 million in the same period of 2015. Substantially all of the sales decrease was due to continued weak market conditions in the oil and gas sector and the exit from several onshore service lines within Energy Services.  These factors resulted in a $29.3 million reduction in sales.  In addition, foreign exchange had an unfavorable impact on sales of $6.5 million.

Consolidated operating margin, excluding special items, improved 5 percent over last year to 16.4 percent of sales. Income from operations, excluding special items, was $69.9 million compared with $72.3 million in the prior year. The decrease in operating income was due to weak market conditions in the oil and gas sector, which resulted in a $5.3 million decrease in Energy Services operating income from last year, excluding special items. This was partially offset by improved profitability in the combined other businesses.

Consolidated income from operations for the quarter was $39.5 million or 9.3 percent of sales. The company incurred charges of $30.4 million in special items during the quarter, primarily related to restructuring costs in the Energy Services segment. The company expects to realize annualized savings from the restructuring program of $11.5 million.

The Minerals businesses, which include the Specialty Minerals, Performance Materials and Construction Technologies segments, had a strong quarter. Operating income for these segments totaled $60.9 million and represented 18.3 percent of sales compared with 18.0 percent of sales in the second quarter of 2015.

Second quarter worldwide sales for the Specialty Minerals segment, which consists of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, were $150.6 million.  Income from operations for the segment increased 2 percent to a record $27.6 million, representing 18.3 percent of sales.

Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, were $114.1 million compared with $120.9 million in the prior year. Foreign exchange had an unfavorable impact on sales of $1.9 million or 2 percent, and the full impact in the quarter of several previously announced paper mill closures in the U.S reduced sales. This decrease was partially offset by a 17-percent increase in PCC sales in China from the ramp-up of two new facilities there since the second quarter of 2015.

"During the quarter, we signed two commercial agreements for adoption of our FulFill® high-filler technology," said Mr. Muscari. "We now have 26 agreements with paper mills around the world for this cost-saving technology. We also formed an EcoPartnership in China with the Sun Paper Group and Tsinghua University's School of Environment to pilot our innovative NewYield™ technology, which reduces soil and groundwater pollution by converting a waste stream from the papermaking process into useable filler for paper making. "

Second quarter sales of Processed Minerals products increased 3 percent over the prior year to $36.5 million, primarily due to a 6-percent increase in Ground Calcium Carbonate sales.  Processed Minerals products are used in the building materials, automotive, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

Sales in the Performance Materials segment were $128.6 million, the same as the prior year. Foreign exchange had an unfavorable impact on sales of $3.5 million or 3 percentage points of growth.  Sales in Household, Personal Care and Specialty Products increased 6 percent due to continuing strong Pet Care and Fabric Care sales.  Operating income was $24.0 million and represented 18.7 percent of sales as compared to 19.8 percent of sales in the prior year period.  The decrease in operating margins was due to product mix and lower U.S. export sales compared to last year. Performance Materials provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets.

Second quarter sales in the Construction Technologies segment increased 3 percent to $53.9 million. Environmental Products sales increased 20 percent to $26.5 million due to higher volume in specialty geo-synthetic clay liners, including Resistex™ products, in the second quarter. Operating income for the segment improved 12 percent to $9.3 million and represented 17.3 percent of sales. Construction Technologies provides products for environmental remediation, non-residential construction, and infrastructure projects worldwide.

The Service-related businesses, which include the Refractories and Energy Services segments, had sales of $93.9 million in the second quarter, a decrease of 25 percent from the same period last year.  This decrease was due to the exit from several service lines within the Energy Services segment and continued weak market conditions in the oil and gas sector. Improved profitability in the Refractories segment partially offset further weakness in Energy Services.

Second quarter operating income in the Refractories segment increased 23 percent to $10.3 million compared to $8.4 million for the prior year's second quarter due to improved profitability in North America, higher equipment sales and productivity gains. Operating income margins were strong for the segment at 13.9 percent of sales compared with 11.0 percent of sales last year. Second quarter sales in the Refractories segment were $73.9 million. The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales were $20.0 million for the second quarter, a 59-percent decrease from the prior year. The sales decrease was due to weak market conditions in the oil and gas sector and the shutdown of U.S. onshore service lines, including Nitrogen and Pipeline in the second quarter, as well as the shutdown of the Coiled Tubing service line in August 2015. The segment's operating loss for the quarter was $29.5 million which includes restructuring and impairment charges. Excluding special items, the segment incurred an operating loss for the quarter of $0.7 million compared with $4.6 million of operating income last year.  Going forward, Energy Services' primary service offerings will be off-shore filtration and well testing to the oil and gas industry globally.

The Company repaid $50 million in principal during the second quarter and $90 million in the first half of 2016 and intends to continue using excess cash flow to repay debt.  Also, during the second quarter, Standard & Poor's Global Ratings upgraded the Company's corporate credit rating.

"We had both a solid quarter and first half of 2016, and remain optimistic about our long-term growth," said Mr. Muscari. "Our Minerals-based businesses continue to pursue multiple avenues of growth around the globe, especially in China. In the Service-related business units, which comprise 22 percent of total revenue, Refractories has seen stabilization in the North American steel industry, and the Energy Services segment is now properly sized and focused on areas where it has differentiated service offerings and a strong competitive advantage."

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Minerals Technologies will host a conference call tomorrow, August 5, 2016 at 11 a.m. The conference call will be broadcast live on the company web site: www.mineralstech.com.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2015 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES

(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	July 3,	Apr. 3,	June 28,	Prior	Prior	July 3,	June 28,	Prior
	2016	2016	2015	Qtr.	Year	2016	2015	Year

Net sales
Product sales	$407.0	$384.4	$414.1	6%	(2)%	$791.4	$808.8	(2)%
Service revenue	20.0	25.8	49.3	(22)%	(59)%	45.8	107.9	(58)%
Total net sales	427.0	410.2	463.4	4%	(8)%	837.2	916.7	(9)%

Cost of sales
Cost of goods sold	291.2	277.6	300.6	5%	(3)%	568.8	593.5	(4)%
Cost of service revenue	14.7	19.9	36.6	(26)%	(60)%	34.6	80.4	(57)%
Total cost of sales	305.9	297.5	337.2	3%	(9)%	603.4	673.9	(10)%

Production margin	121.1	112.7	126.2	7%	(4)%	233.8	242.8	(4)%

Marketing and administrative expenses	45.1	46.7	48.1	(3)%	(6)%	91.8	95.5	(4)%
Research and development expenses	6.1	5.9	5.8	3%	5%	12.0	11.7	3%
Acquisition related transaction and integration costs	1.6	1.6	2.7	0%	*	3.2	6.1	*
Restructuring and other charges	28.8	0.9	16.8	*	*	29.7	16.8	*

Income from operations	39.5	57.6	52.8	(31)%	(25)%	97.1	112.7	(14)%

Interest expense, net	(13.9)	(14.1)	(15.8)	(1)%	(12)%	(28.0)	(31.2)	(10)%
Extinguishment of debt costs and fees	0.0	0.0	(4.5)	*	*	0.0	(4.5)	*
Other non-operating income (deductions), net	0.6	1.7	(0.2)	*	*	2.3	3.0	*
Total non-operating deductions, net	(13.3)	(12.4)	(20.5)	7%	(35)%	(25.7)	(32.7)	(21)%

Income from continuing operations before tax and equity in earnings	26.2	45.2	32.3	(42)%	(19)%	71.4	80.0	(11)%

Provision for taxes on income	4.5	10.7	5.3	(58)%	(15)%	15.2	17.4	(13)%
Equity in earnings of affiliates, net of tax	0.6	0.3	0.5	100%	20%	0.9	0.9	(0)%

Consolidated net income	22.3	34.8	27.5	(36)%	(19)%	57.1	63.5	(10)%

Less: Net income attributable to non-controlling interests	1.1	0.9	0.9	22%	22%	2.0	1.8	11%

Net Income attributable to Minerals Technologies Inc. (MTI)	$21.2	$33.9	$26.6	(37)%	(20)%	$55.1	$61.7	(11)%

Weighted average number of common shares outstanding:

Basic	34.8	34.8	34.7			34.8	34.7

Diluted	35.1	34.9	35.0			35.0	35.0

Earnings per share attributable to MTI:

Basic	$0.61	$0.97	$0.77	(37)%	(21)%	$1.58	$1.78	(11)%

Diluted	$0.60	$0.97	$0.76	(38)%	(21)%	$1.57	$1.76	(11)%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended July 3, 2016, April 3, 2016 and June 28, 2015 consisted of 91 days, 94 days, and 91 days, respectively.  The six month periods ended July 3, 2016 and June 28, 2015 consisted of 185 days and 179 days, respectively.

2)
During the second quarter of 2016, the Company incurred restructuring charges related to lease termination costs, inventory writeoffs and impairment of assets relating to its exit from the U.S. on-shore service lines, including Nitrogen and Pipeline  within the Energy Services segment as a result of the significant reduction in oil prices and overcapacity in the onshore oil services market.

	(millions of dollars)	Quarter Ended			Six Months Ended
		July 3,	Apr. 3,	June 28,	July 3,	June 28,
		2016	2016	2015	2016	2015

	Impairment of assets
	Energy Services	$18.5	0.0	$1.0	18.5	1.0
	Corporate	0.0	0.0	0.0	0.0	0.0
	Total impairment of assets charge	$18.5	$0.0	$1.0	18.5	1.0

	Restructuring and other costs

	Energy Services-Lease termination and other costs	$9.3	0.8	$0.0	10.1	0.0
	Energy Services Severance related costs	1.0	0.1	15.8	1.1	15.8
		$10.3	0.9	15.8	11.2	15.8

	Total restructuring and other costs	$28.8	$0.9	$16.8	29.7	16.8

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended July 3, 2016, April 3, 2016 and June 28, 2015 and the six month periods ended July 3, 2016 and June 28, 2015 and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Six Months Ended
		July 3,	Apr. 3,	June 28,	July 3,	June 28,
		2016	2016	2015	2016	2015
	Income from continuing operations attributable to MTI	$21.2	$33.9	$26.6	$55.1	$61.7
	% of sales	5.0%	8.3%	5.7%	6.6%	6.7%

	Special items:
	Acquisition related transaction and integration costs	1.6	1.6	2.7	3.2	6.1
	Debt extinguishment costs and fees	0.0	0.0	4.5	0.0	4.5
	Restructuring and other charges	10.3	0.9	1.0	11.2	1.0
	Impairment of assets	18.5	0.0	15.8	18.5	15.8
	Related tax effects on special items	(9.4)	(0.9)	(9.2)	(10.3)	(10.4)

	Income from continuing operations attributable to MTI, excluding special items	$42.2	$35.5	$41.4	$77.7	$78.7
	% of sales	9.9%	8.7%	8.9%	9.3%	8.6%

	Diluted earnings per share, excluding special items	$1.20	$1.02	$1.18	$2.22	$2.25

4)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended July 3, 2016, April 3, 2016  and June 28, 2015 and the six month periods ended July 3, 2016 and June 28, 2015 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Six Months Ended
	(millions of dollars)	July 3,	Apr. 3,	June 28,	July 3,	June 28,
		2016	2016	2015	2016	2015
	Cash flow from continuing operations	$60.2	$41.8	$92.4	$102.1	$114.4
	Capital expenditures	15.3	15.7	25.4	30.9	48.7
	Free cash flow	$44.9	$26.1	$67.0	$71.2	$65.7

5)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Six Months Ended
		July 3,	Apr. 3,	June 28,	July 3,	June 28,
		2016	2016	2015	2016	2015
	Interest income	$0.5	$0.6	$0.3	$1.1	$0.7
	Interest expense	(14.4)	(14.6)	(16.1)	(29.0)	(31.9)
	Debt extinguishment costs and fees	0.0	0.0	(4.5)	0.0	(4.5)
	Foreign exchange gains	1.7	2.4	0.3	4.1	3.8
	Other deductions	(1.1)	(0.8)	(0.5)	(1.9)	(0.8)
	Non-operating deductions, net	$(13.3)	$(12.4)	$(20.5)	$(25.7)	$(32.7)

6)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, August 5, 2016 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Six Months Ended				% Growth
SALES DATA	July 3,	% of	Apr. 3,	% of	June 28,	% of			July 3,	% of	June 28,	% of
	2016	Total Sales	2016	Total Sales	2015	Total Sales	Prior Qtr	Prior Year	2016	Total Sales	2015	Total Sales	Prior Year

United States	$245.6	58%	$244.2	60%	$273.5	59%	1%	(10)%	$489.8	59%	$541.4	59%	(10)%
International	181.4	42%	166.0	40%	189.9	41%	9%	(4)%	347.4	41%	375.3	41%	(7)%
Net Sales	$427.0	100%	$410.2	100%	$463.4	100%	4%	(8)%	$837.2	100%	$916.7	100%	(9)%

Paper PCC	$97.0	23%	$103.2	25%	$104.7	23%	(6)%	(7)%	$200.2	24%	$209.9	23%	(5)%
Specialty PCC	17.1	4%	16.7	4%	16.2	3%	2%	6%	33.8	4%	32.7	4%	3%
PCC Products	$114.1	27%	$119.9	29%	$120.9	26%	(5)%	(6)%	$234.0	28%	$242.6	26%	(4)%

Talc	$13.8	3%	$15.0	4%	$14.2	3%	(8)%	(3)%	$28.8	3%	$28.0	3%	3%
Ground Calcium Carbonate	22.7	5%	20.7	5%	21.4	5%	10%	6%	43.4	5%	39.9	4%	9%
Processed Minerals Products	$36.5	9%	$35.7	9%	$35.6	8%	2%	3%	$72.2	9%	$67.9	7%	6%

Specialty Minerals Segment	$150.6	35%	155.6	38%	156.5	34%	(3)%	(4)%	306.2	37%	310.5	34%	(1)%

Metalcasting	$68.0	16%	$60.0	15%	$71.6	15%	13%	(5)%	$128.0	15%	$136.8	15%	(6)%
Household, Personal Care & Specialty Products	44.0	10%	45.3	11%	41.7	9%	(3)%	6%	89.3	11%	83.5	9%	7%
Basic Minerals & Other Products	16.6	4%	13.7	3%	15.8	3%	21%	5%	30.3	4%	36.7	4%	(17)%
Performance Materials Segment	$128.6	30%	$119.0	29%	$129.1	28%	8%	(0)%	$247.6	30%	$257.0	28%	(4)%

Environmental products	$26.5	6%	$13.4	3%	$22.1	5%	98%	20%	$39.9	5%	$33.5	4%	19%
Building Materials & Other Products	27.4	6%	27.2	7%	30.0	6%	1%	(9)%	54.6	7%	57.5	6%	(5)%
Construction Technologies Segment	$53.9	13%	$40.6	10%	$52.1	11%	33%	3%	$94.5	11%	$91.0	10%	4%

Total Minerals Businesses	$333.1	78%	$315.2	77%	$337.7	73%	6%	(1)%	$648.3	77%	$658.5	72%	(2)%

Refractory products	$58.9	14%	$53.4	13%	$59.5	13%	10%	(1)%	$112.3	13%	$117.8	13%	(5)%
Metallurgical Products	15.0	4%	15.8	4%	16.9	4%	(5)%	(11)%	30.8	4%	32.5	4%	(5)%
Refractories Segment	$73.9	17%	$69.2	17%	76.4	16%	7%	(3)%	143.1	17%	150.3	16%	(5)%

Energy Services Segment	$20.0	5%	$25.8	6%	$49.3	11%	(22)%	(59)%	$45.8	5%	$107.9	12%	(58)%

Total Service Businesses	$93.9	22%	$95.0	23%	$125.7	27%	(1)%	(25)%	$188.9	23%	$258.2	28%	(27)%

Net Sales	$427.0	100%	$410.2	100%	$463.4	100%	4%	(8)%	$837.2	100%	$916.7	100%	(9)%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	July 3,	Apr. 3,	June 28,			July 3,	June 28,
SEGMENT OPERATING INCOME DATA	2016	2016	2015	Prior Qtr	Prior Year	2016	2015	Prior Year

Specialty Minerals Segment	$27.6	$25.7	$27.1	7%	2%	$53.3	$50.2	6%
% of Sales	18.3%	16.5%	17.3%			17.4%	16.2%
Performance Materials Segment	$24.0	$23.8	$25.5	1%	(6)%	$47.8	$49.3	(3)%
% of Sales	18.7%	20.0%	19.8%			19.3%	19.2%
Construction Technologies Segment	$9.3	$4.4	$8.3	111%	12%	$13.7	$12.4	10%
% of Sales	17.3%	10.8%	15.9%			14.5%	13.6%
Total Minerals Businesses	$60.9	$53.9	$60.9	13%	0%	$114.8	$111.9	3%
% of Sales	18.3%	17.1%	18.0%			17.7%	17.0%
Refractories Segment	$10.3	$6.8	$8.4	51%	23%	$17.1	$16.7	2%
% of Sales	13.9%	9.8%	11.0%			11.9%	11.1%
Energy Services Segment	$(29.5)	$(0.1)	$(12.2)	*	*	$(29.6)	$(6.4)	*
% of Sales	-147.5%	-0.4%	-24.7%			-64.6%	-5.9%
Total Service Businesses	$(19.2)	$6.7	$(3.8)	*	*	$(12.5)	$10.3	*
% of Sales	-20.4%	7.1%	-3.0%			-6.6%	4.0%
Unallocated Corporate Expenses	$(0.6)	$(1.4)	$(1.6)	(57)%	(63)%	$(2.0)	$(3.4)	(41)%

Acquisition related transaction costs	$(1.6)	$(1.6)	$(2.7)	0%	(41)%	$(3.2)	$(6.1)	(48)%

Consolidated	$39.5	$57.6	$52.8	(31)%	(25)%	$97.1	$112.7	(14)%
% of Sales	9.3%	14.0%	11.4%			11.6%	12.3%

SPECIAL ITEMS

Specialty Minerals Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Performance Materials Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Construction Technologies Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Total Minerals Businesses	$0.0	$0.0	$0.0			$0.0	$0.0

Refractories Segment	$0.0	$0.1	$0.0	*	*	$0.1	$0.0	*

Energy Services Segment	$28.8	$0.8	$16.8	*	*	$29.6	$16.8	*

Total Service Businesses	$28.8	$0.9	$16.8			$29.7	$16.8

Unallocated and Other Corporate Expenses	$0.0	$0.0	$0.0			$0.0	$0.0	*
Acquisition related transaction costs	$1.6	$1.6	$2.7	0%	(41)%	$3.2	$6.1	(48)%

Consolidated	$30.4	$2.5	$19.5	*	*	$32.9	$22.9	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (acquisition related transaction costs set forth in the above table), for the quarterly periods ended July 3, 2016, April 3, 2016 and June 28, 2015, and the six month periods ended July 3, 2016 and June 28, 2015 constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Six Months Ended		% Growth
SEGMENT OPERATING INCOME,	July 3,	Apr. 3,	June 28,			July 3,	June 28,
EXCLUDING SPECIAL ITEMS	2016	2016	2015	Prior Qtr	Prior Year	2016	2015	Prior Year

Specialty Minerals Segment	$27.6	$25.7	$27.1	7%	2%	$53.3	$50.2	6%
% of Sales	18.3%	16.5%	17.3%			17.4%	16.2%
Performance Materials Segment	$24.0	$23.8	$25.5	1%	(6)%	$47.8	$49.3	(3)%
% of Sales	18.7%	20.0%	19.8%			19.3%	19.2%
Construction Technologies Segment	$9.3	$4.4	$8.3	111%	12%	$13.7	$12.4	10%
% of Sales	17.3%	10.8%	15.9%			14.5%	13.6%
Total Minerals Businesses	$60.9	$53.9	$60.9	13%	0%	$114.8	$111.9	3%
% of Sales	18.3%	17.1%	18.0%			17.7%	17.0%
Refractories Segment	$10.3	$6.9	$8.4	49%	23%	$17.2	$16.7	3%
% of Sales	13.9%	10.0%	11.0%			12.0%	11.1%
Energy Services Segment	$(0.7)	$0.7	$4.6	(200)%	(115)%	$0.0	$10.4	(100)%
% of Sales	-3.5%	2.7%	9.3%			0.0%	9.6%
Total Service Businesses	$9.6	$7.6	$13.0	26%	(26)%	$17.2	$27.1	(37)%
% of Sales	10.2%	8.0%	10.3%			9.1%	10.5%

Unallocated Corporate Expenses	$(0.6)	$(1.4)	$(1.6)	(57)%	(63)%	$(2.0)	$(3.4)	(41)%

Consolidated	$69.9	$60.1	$72.3	16%	(3)%	$130.0	$135.6	(4)%
% of Sales	16.4%	14.7%	15.6%			15.5%	14.8%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)
	July 3,	December 31,
	2016*	2015**

Current assets:
Cash & cash equivalents	$201.6	$229.4
Short-term investments	4.0	2.6
Accounts receivable, net	374.9	348.7
Inventories	197.5	194.9
Prepaid expenses and other current assets	28.2	28.0
Total current assets	806.2	803.6

Property, plant and equipment	2,164.3	2,167.3
Less accumulated depreciation	1,095.0	1,063.0
Net property, plant & equipment	1,069.3	1,104.3

Goodwill	780.6	781.2
Intangible assets	208.5	212.7
Other assets and deferred charges	79.5	78.2

Total assets	$2,944.1	$2,980.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$6.0	$6.5
Current maturities of long-term debt	4.7	3.1
Accounts payable	156.4	152.4
Other current liabilities	160.5	156.6
Total current liabilities	327.6	318.6

Long-term debt	1,166.0	1,255.3
Deferred income taxes	244.0	252.0
Other non-current liabilities	214.1	216.4
Total liabilities	1,951.7	2,042.3

Total MTI shareholders' equity	964.8	910.5
Non-controlling Interest	27.6	27.2
Total shareholders' equity	992.4	937.7

Total liabilities and shareholders' equity	$2,944.1	$2,980.0

* Unaudited
** Condensed from audited financial statements.